Exhibit 23.3

Date: April 22, 2026

To：

China Automotive Systems, Inc.

China Automotive Systems, Inc.

No. 1 Henglong Road, Yu Qiao Development Zone

Shashi District, Jing Zhou City, Hubei Province 434000

The People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our firm’s name under the headings “Item 4. Information on the Company - B. Business Overview - Regulations," “Item 10. Additional Information - D. Exchange Controls," and “Item 10. Additional Information - E. Taxation - People’s Republic of China Taxation" in China Automotive Systems, Inc.’s annual report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Haiwen & Partners

Haiwen & Partners